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                                                                   EXHIBIT 10.22

                               SERVICE AGREEMENT
                             AGREEMENT NUMBER 1620

When authorized signatories of both GE Capital Spacenet Services, Inc. ("GE") and Intercept Communications Technologies, L.L.C. ("Customer") have signed below, this offer becomes a binding Services Agreement (Agreement") between them. Then GE will be bound to provide those services described, under the terms and conditions printed on this and subsequent pages of this Agreement, and Customer will be bound to take and pay for those services under those terms and conditions.


                 AGREED TO BY:                    ACCEPTED BY:

                 Intercept Communications         GE Capital Spacenet Services,
                 Technologies, L.L.C.             Inc.

SIGNATURE:       /s/ Mike Sulpy                   /s/ Mark P. Bresnahan
                 ---------------------------      ------------------------------

PRINTED NAME:    Mike Sulpy                       Mark P. Bresnahan

TITLE:           Vice President                   Vice President and General
                                                  Counsel

DATE:            February 25, 1998                February 25, 1998

ADDRESS:         3150 Holcomb Bridge Rd, Ste 200  1750 Old Meadow Road
                 Norcross, Georgia  30071         McLean, Virginia 22102

                                 Terms and Conditions
                                 --------------------

1. BACKGROUND AND OVERVIEW - Under the terms of this Agreement, GE will provide the necessary personnel, materials, and services as required to render data transmission services. The network communications services are as described in this document, including appendices. This service will utilize GE-Provided Equipment ("Equipment"), software, and services provided by GE. Certain Equipment shall be subject to environmental limitations as prescribed by GE. Interface to the Equipment shall be via RS-232 interface at the remote location connecting a Customer-provided terrestrial circuit (Backhaul) to Customer's data center. Customer's use of the Equipment will provide Customer with a transmission system capable of carrying data traffic between Customer's host computers and remote locations specified by Customer.

2. TERM - The Term of this Agreement (Agreement Term") shall commence on signature of this document ("Effective Date"). Each installed Site (a "Site" being a VSAT location) hereunder shall have a Minimum Site Service Term ("Minimum Site Service Term) of sixty (60) months. Each Site shall automatically continue after the Minimum Site Service Term to the End Date of the Agreement (Agreement End Date), which shall be the last day of service provided at the last Site. Any Site having completed its Minimum Site Service Term may be terminated by either party by providing at least sixty (60) days advance notification of termination.

3.  TRANSMISSION SERVICE

A. GE warrants that the transmission services provided hereunder for the entire network will be operational for 99.8% of the scheduled service time averaged over the most recent twelve (12) months of the Agreement Term. Should a service interruption occur, the duration of the service interruption will be as follows:
It will be deemed to commence at the time that a malfunction is reported to the Network Management Center by a Customer representative and will be deemed to have ended when communications services have been restored and the Customer's data center has been contacted. If the Customer's data center is not open at
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the time of restoration of service, the service interruption shall be deemed complete at the time of restoration of service.

B.  In the event GE fails to provide service to Customer for more than twelve
(12) consecutive hours, consistent with the selected maintenance plan, after notification to GE of any failure or suspected failure, GE shall, upon the request of the Customer, credit Customer's account by an amount equal to two percent (2%) of the monthly service fee at each affected Site for each additional 12 hour period during which the service interruption continues. Said credit shall be the sole and exclusive remedy of Customer with respect to interruption of service. GE shall not be liable for any service interruption and credit shall not be given for any failure or interruption of service due to the failure or nonperformance of any Customer-provided terrestrial equipment, action or inaction by Customer, its employees, invitees, third parties, Customer-scheduled down-time (maintenance, upgrades, etc.) or a breach of this Agreement by Customer or a third party or any other cause beyond GE's control, to include but not be limited to those actions set forth under the Force Majeure provision of this Agreement. If GE is precluded from restoring service due to Site inaccessibility or lack of an authorized representative to grant access or provide escort, as appropriate, GE shall not be liable for the service interruption for the time associated with such Site inaccessibility or lack of escort.

4. INSTALLATION OF EQUIPMENT - Customer shall provide adequate electrical outlets and power for installation and operation of all Equipment to be provided by GE as part of this Agreement. Customer shall pay GE for the installation of, removal, or replacement of any additional equipment requested by Customer outside of the scope of a standard installation, as prescribed by GE. Customer shall grant access to GE for installation of the Equipment during normal business hours, including appropriate security escort when required. Late cancellation of an installation or failure to grant access for a scheduled installation will result in a Canceled Site Installation charge.

5.  MAINTENANCE AND SERVICE

A. Subject to the terms and conditions hereof, GE shall provide maintenance support for all Equipment provided as part of this Agreement. Such maintenance shall consist of: (1) Equipment maintenance which includes travel to and from the Site and technical trouble shooting to isolate any problems; (2) labor for on-Site repair and replacement, as required, of malfunctioning Equipment; (3) diagnostic support of malfunctioning Equipment; (4) software maintenance for one protocol; (5) for Sites located within 50 miles of a GE field service office, GE will use commercially reasonable efforts to ensure that the field service technician will arrive at the Site ninety percent (90%) of the time within four hours of dispatch, and (6) coverage during GE's normal business hours, Monday through Friday, 9AM - 5PM, excluding holidays; provided, however, that if the 24-hour maintenance option in Appendix A is selected, the maintenance hours shall be as set forth in Appendix A. GE's maintenance obligations under this Agreement do not include provision of consumable supplies, repair or replacement of Equipment failures or malfunctions caused by improper operations, maintenance by other than GE authorized representatives, relocation or modification by Customer or others not under GE's control, failure or interruption of Customer-provided terrestrial communications or electrical power, accident, fire, lightning, snow, snow removal, or other hazards beyond normal range of use, trouble calls where no problem is found and the reported problem does not repeat within five calendar days, or failures or malfunctions resulting from exposure of the Equipment to conditions beyond its operating conditions; such failures and malfunctions will be repaired on a commercially reasonable effort basis and billed to Customer on a time and materials basis at GE's then-effective prices. Customer shall grant or have granted access as required for maintenance of the Equipment during maintenance hours, including appropriate security escort when required. Failure to grant or have granted access during a maintenance call will result in an Aborted Site Visit charge.

B. Customer may give GE notice of any Equipment or network failure or suspected defect by calling GE's 24-hour Network Management Center at 1-800-325-9202.

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

6.  CHARGES AND PAYMENT

A. All payments made under this Agreement shall be in U.S. Dollars. The fees or prices for Services are as set forth in Appendix A. GE will bill Customer for monthly charges one (1) month in advance of the month's service due and payable the last day of the billing calendar month (e.g. September 1 billing for October's service is due and payable September 30.) Monthly charges for partial months of Services will be prorated on a thirty (30) day month basis. Invoicing for each Site shall commence once the Site is available for transmission service.

B. Customer shall be required to supply as payment security a deposit of $25,000 within ten days of signature of this Agreement. Upon the completion of twelve months of rendering of prompt payment in accordance with the terms of this Agreement, such deposit shall be returned to Customer.

C. In the event that any fees or charges are not paid in full by Customer when due and such non-payment continues for a subsequent thirty (30) day period, then GE shall provide Customer with written notice of such non-payment. If Customer fails to cure such non-payment within ten (10) days after the date of such notice, then GE, in addition to and not in lieu of its rights under Section 16 (Termination and Suspension) below, reserves the right to charge Customer a late payment charge calculated on the past due balance at the rate of one and one-half percent (1.5%) interest per month for each month or part thereof. This late payment charge will not be imposed on the portion of an invoice which may reasonably be under dispute by Customer, provided that Customer has paid the undisputed portion in full and has notified GE of the disputed amount within 15 days of receipt of GE's invoice along with a written explanation of the dispute based on the terms of this Agreement.

7. TAXES AND FEES - The Service Fee and other charges under this Agreement are as set forth in Appendix A. These charges exclude all present and future taxes, duties, or fees of any nature, including, but not limited to federal, state, or local sales or use taxes, fees, excises, property or gross receipts taxes or fees, telecommunication taxes, license or access fees, or other taxes or duties which may now or hereafter be levied on the services provided or on payments made under this Agreement. Any such taxes, fees, or duties, however denominated, which may now or hereafter be levied on the services provided, the Equipment installed, or payments made under this Agreement, excluding taxes based on GE's net income, shall be paid by Customer. If GE is required to pay or pays any of these, Customer shall promptly reimburse GE for such payments including applicable penalties and interest, if any. Taxes, late payment charges, and other charges (other than those imposed due to GE's negligence) will be invoiced following their accrual. GE agrees to provide reasonable documentation supporting any such charges.

8. CLOSURE OF BUSINESS LOCATION - In the event Customer ceases to do business at one of its Sites, Customer may request that GE transfer the service to some other business location (it being understood that GE shall reasonably comply with such request provided that Customer shall pay GE, at the price set forth in Appendix A, for the removal of the Equipment and reinstallation at such other premises, as well as storage or shipping fees or charges, on a mutually agreeable schedule). To the extent that the Minimum Site Service Term has not expired at the Site, ceasing to do business at such Site by Customer shall not relieve Customer of its obligation pertaining to the Minimum Site Service Term. Payment by Customer of the Standard Service charge during the time of transfer shall continue without interruption. Subscriber shall give GE at least 30 days written notice of such transfer or closure of its business or business location.

9. ASSIGNMENT - Either party may, on written notice to the other, assign its rights and obligations hereunder to: (i) its parent corporation or an affiliated corporation owned by a common parent in connection with any corporate restructuring, and (ii) a third party entity in connection with the transfer of all or substantially all of the assigning party's assets to such entity. Except as provided above in this Section, either party may assign its rights and obligations under this Agreement to a third party only upon receiving the prior written consent of the other party, which consent may be reasonably conditioned

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but will not be unreasonably withheld.  The parties agree that no assignments will be made unless the assignee agrees to accept in full the responsibilities and obligations of the assigning party.

10. GE PROVIDED EQUIPMENT

A.  Title - Title to the Equipment installed or provided by GE under this
    -----
Agreement shall remain with GE. Customer shall not move the Equipment, nor permit the Equipment to be moved, modify the Equipment nor permit the Equipment to be modified, and Customer shall not permit any liens or encumbrances to be placed upon the Equipment. GE shall have the right and authority acting in its own name or the name of Customer to complete and file such documents as it deems necessary to protect its security interest in or ownership of the Equipment or other equipment and Customer shall fully cooperate with and support all such filings by GE.

B.  Risk of Loss - Risk of loss or damage for Equipment shall pass to Customer
    ------------
upon installation of the Equipment at a Customer designated Site. Customer shall insure all Equipment installed and all GE-owned equipment on Customer's premises against risk of loss or damage due to any cause other than normal wear and tear, and shall name GE as a loss payee to the extent of its losses. Proof of such insurance by a carrier acceptable to GE shall be made available to GE by Customer upon request by GE. Customer shall notify GE of any material change in such insurance coverage or insurance carrier.

11. REMOVAL OF EQUIPMENT - Upon expiration or termination of this Agreement, GE shall have the right to abandon equipment in place if it so elects, after written notice has been provided to Customer. If GE elects to remove equipment, Customer shall facilitate GE's entry into all applicable premises to permit GE to remove any Equipment and any Software owned by GE and used to provide Services.

12. GOVERNING LAW - This Agreement shall be construed and enforced in accordance with and shall be governed by, the laws of the United States and of the Commonwealth of Virginia. The parties agree to submit to the jurisdiction of the state and federal courts sitting in the Commonwealth of Virginia. Venue for any claims hereunder shall be a court of competent jurisdiction in or near Fairfax County, Virginia.

13.  RESPONSIBILITIES OF CUSTOMER AND GE

A.  Compliance and Approvals - Each party shall comply with all applicable
    ------------------------
governmental laws, rules and regulations. Customer is responsible for obtaining any local permits, landlord consents or other waivers or consents that may be necessary for GE to install the Equipment and for Customer to make use of the communications services. The Customer is advised to obtain any such required permits or approvals well in advance of installation. If on-Site installation is prevented due to any of the above, the Aborted Site Visit charge shall apply. The obligations of Customer under this Agreement are not conditioned upon Customer's receipt of such authorizations or approvals.

B.  Backhaul - Customer shall be responsible for all charges, non-recurring and
    --------
recurring, and communications hardware, associated with the terrestrial communications link between Customer's data center and GE's designated communications hub. GE shall have no warranty obligations in connection with any terrestrial communications link, other than to pass through to Customer any warranties by the vendor or provider thereof.

C.  Insurance - Each party, at its own expense, will obtain and/or maintain
    ---------
insurance to cover risks associated with their respective business activities detailed herein.

D.  Standard Site Installation Lead Time.  GE shall use commercially reasonable
    ------------------------------------
efforts to schedule and complete a standard installation of Equipment at Customer-designated Sites for utilization of this service from 30 to 45 days of receipt of notification and Site information from Customer, though nonstandard

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installations may take longer.  Installations will be subject to mutually acceptable scheduling, taking into consideration the number of Sites to be installed. Expedited installation service is available as set forth in Appendix
A. Necessary information to be supplied by Customer includes Site address, point of contact at Site including telephone number, desired installation date, and any special installation requirements. Customer shall have obtained all necessary permits and approvals adequately in advance of the installation. Installations canceled by Customer less than four (4) business days prior to the mutually scheduled installation shall be subject to the canceled installation fee.

E.  Minimum Order Quantity.  Within twenty-four (24) months of the signature of
    ----------------------
this Agreement, the minimum quantity of Sites for network communications services set forth in Appendix B shall have been ordered for installation within ninety (90) days. In the event the minimum quantity have not been ordered within such twenty-four (24) month period, invoicing for Unordered Minimum Quantity Sites shall commence in accordance with Item 16 of Appendix A.

14.  LIABILITY OF GE AND CUSTOMER

A. Customer shall defend, indemnify and save GE harmless from and against injuries, loss or damage to GE's employees or property or to the person or property of third parties to the extent they are caused by the willful or negligent acts or omissions of Customer (and all risk of loss and damage to the property caused by anyone other than GE and its subcontractors while the property is in Customer's control or custody), and from and against any and all claims, expenses, or losses (including reasonable attorneys' fees and expenses) arising out of or in connection with the application or content of Customer's transmissions through the provided transmission services.

B. Each party shall defend, indemnify and save the other harmless from and against injuries, loss or damage to the other's employees or property or to the person or property of third parties to the extent they are caused by the willful or negligent acts or omissions of the perpetrating party or that of its subcontractors, agents, or representatives while performing their duties at Customer's or End-User's Sites.

C.  Except for the obligation to defend, indemnify and hold harmless provided in
Section 14.B, GE's total liability under this Agreement shall in no case exceed the Service Fees paid to it by Customer during the six months immediately preceding the cause of action. Customer has accepted this limitation of liability for Services provided hereunder and understands that the price of the Services would be higher if GE were requested to bear additional liability for damages.

D. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTIES FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF USE OF EQUIPMENT OR SERVICES, OR DAMAGES TO BUSINESS OR REPUTATION ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY ASPECT OF THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER ADVISORY HAS BEEN MADE OF THE POSSIBILITY OF SUCH DAMAGES.

E. EXCEPT AS STATED HEREIN, GE PROVIDES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RESPECTING SERVICES PERFORMED, LICENSED SOFTWARE, OR EQUIPMENT FURNISHED UNDER THIS AGREEMENT.

15. FORCE MAJEURE - Neither party shall be liable for failure to perform its obligations under this Agreement to the extent such failure is due to causes beyond its commercially reasonable control, including but not limited to externally caused transmission interference, Acts of God, the public enemy, embargo, power failures, governmental act, fire, accident, strike, war, riot, inclement weather, irreparable facility or key equipment failure or destruction, or such other cause that is beyond the control of the parties. In the event of a force majeure, the party invoking this Section shall notify the other party in

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writing of the events creating the force majeure.  An interruption of service due to a Force Majeure action shall not be deemed to be part of the measured period for system availability. If any such delay exceeds forty-five (45) days, then following such forty-five day period either party hereto may terminate the unperformed portions of this Agreement on ten (10) days' prior written notice to the other party.

16.  TERMINATION AND SUSPENSION OF SERVICE

A. Either party may terminate this Agreement only for default in the event of material breach by the other party if such breach continues for a period of sixty (60) days after written notice of intention to terminate describing the default is given by the non-breaching party and such event of breach is not remedied within the stated period. Notwithstanding the foregoing, GE may, on thirty (30) days' written notice, suspend or terminate the Service to be provided under this Agreement, due to Customer's non-payment of charges due. Upon termination for material default by either party, Customer shall cease utilizing the Service and shall remit to GE upon receipt of a final invoice all amounts accrued or due to GE up to and including the termination date. Customer hereby consents to the jurisdiction of any court or administrative agency having subject matter jurisdiction in which GE may elect to bring an injunctive action to require Customer to cease using service at any or all Sites, as applicable, if Customer fails or refuses to do so after receipt of notice pursuant to this Article.

B. If default is due to the Customer, then Customer shall pay all applicable amounts due for the remaining term in accordance with this Agreement, plus deinstallation charges. Either party may pursue any other remedies existing at law or in equity to the extent consistent with this Agreement and its governing law. GE and Customer agree that damages to GE resulting from a termination hereunder are not readily determinable either at the time of signing of this Agreement or at the time of its termination and that the amount of the liquidated damages is both necessary and reasonable. Either party may bring legal action for the violation or breach of this Agreement, and shall be entitled to recover reasonable attorneys' fees incurred in enforcing obligations as stated herein.

C. Sites which have completed their Minimum Site Service Term may be terminated without penalty, though Customer shall be liable to GE for all obligations then accrued to GE as of the effective date of termination. With sixty (60) days notice and if a) at least one year of service has been rendered, and b) if more than six months remains under the term of the Agreement, Customer may terminate its network by paying 75% of the total outstanding monthly Standard Service charges for all Sites not having completed the Minimum Site Service Term.

D. Notwithstanding the above, either party may terminate this Agreement without penalty within thirty (30) days of signature should the provision of transmission services be determined to be unfeasible as a result of any testing or certification efforts during this 30 day period.

17.  CONFIDENTIALITY

A. Neither party shall, without the other's written consent, disclose to any third party any manuals, technical data, software, pricing, terms, proprietary information, or trade secrets, nor permit any third party to have access thereto or to any of the other party's Equipment or software.

B. The content of this Agreement shall be treated as confidential and shall not be disclosed by Customer or GE to third parties without the prior written consent of the other party. The existence of this Agreement may be disclosed in advertising or publicity by either party, provided that such disclosure is approved in writing by the non-disclosing party prior to release for publication; provided, however, that either party may include the name of the other party in a serial list of Customers or vendors (as applicable) of each others' products and services. Neither party may use the trademarks, trade names, or logos of the other party without prior written permission of the other party.

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18.  SEVERABILITY - In the event any one or more of the provisions of this
Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and upon mutual agreement of the parties the invalid or unenforceable provision shall be replaced by a provision which, being valid and enforceable, comes as close as lawfully possible to the intention of the parties underlying the invalid or unenforceable provisions.

19. NON-WAIVER - The failure of either party to insist upon strict adherence to any material term or condition of this Agreement on any occasion shall not be considered a waiver of any right thereafter to insist upon strict adherence to that term or condition or any other material term or condition of this Agreement.

20. RELATIONSHIP OF PARTIES - This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, agency or formal business organization of any kind. GE and Customer shall be independent contractors with each other for all purposes at all times and neither party shall act as or hold itself out as agent for the other unless so designated in a separate writing signed by the principal, nor shall either party create or attempt to create liabilities for the other party. All obligations under this Agreement shall be performed by and between GE and Customer. This Agreement does not create any rights in any end-users or in any other third party not a signatory hereto.

21. NOTICES AND POINTS OF CONTACT - Except as otherwise provided, all important notices or other communications required or desired to be given or sent in connection with this Agreement shall be in writing and transmitted to the applicable party by hand delivery or U.S. certified mail, return receipt requested, postage prepaid. Invoices and other non-emergency communications may be transmitted via regular US mail or facsimile.

22. ENTIRE AGREEMENT - This Agreement, together with the appendices listed herein, comprises the entire and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, arrangements, proposals or representations whether written or oral, heretofore made between the parties hereto and relating to this subject matter. It does not, however, revoke or rescind any prior agreements for other services which may have been executed by the parties. This Agreement may be modified, changed or amended only by an express written agreement signed by duly authorized representatives of both parties stating that it is an amendment. Waivers, or purported waivers, of any provision of this Agreement shall be in writing and signed by an authorized officer of both parties.

23.   LICENSE OF SOFTWARE

A.  "Licensed Software" means any computer program, including any modifications,
     -----------------
updates, or additions which may be included by GE in any or with provided Equipment as object code or executable form in any medium, and related materials such as diagrams, manuals and other documentation which are for use in the Equipment provided to Customer under this Agreement.

B. By signature of this document, GE grants to Customer a non-exclusive license to use or have used the Licensed Software as it resides in GE's Equipment, but only for the purpose of causing such Equipment to operate for the provision of transmission services and not otherwise. Customer shall not permit any third party to gain access to the Licensed Software or transfer the Licensed Software to any third party, copy or permit to have copied the Licensed Software, reverse engineer, disassemble, de-compile, or transmit the Licensed Software in any form or by any means. Violation of these restrictions shall entitle GE to terminate this License of Software without liability, take possession of the Equipment, software, and terminate this Agreement for default. Licensed Software is and shall remain the exclusive property of GE or GE's vendors. No license other than that specifically stated herein is granted to Customer, and Customer shall have no right under patent, trademark, copyright, trade secret or other intellectual property of GE or GE's vendors other than that granted herein.

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C.  Customer agrees to include this provision, though suitably amended to reflect the parties, in any sub-contract to provide data transmission services utilizing the services provided herein.

24.   APPENDICES - The following Appendices are incorporated as part of this
Agreement:

  APPENDIX A   Listing of Provided Services and Prices
  APPENDIX B   Order Summary

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